Exhibit 16.1

June 21, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by HUTCHMED (China) Limited (formerly known as Hutchison China MediTech Limited) (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 5 of Form F-3, as part of HUTCHMED (China) Limited’s current report on Form 6-K dated June 21, 2021. We agree with the statements concerning our Firm in such report, and we have no basis to agree or disagree with other statements contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers

Hong Kong

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